EXHIBIT NO. 99.(d) 13

AMENDMENT TO INVESTMENT

ADVISORY AGREEMENT

AMENDMENT dated as of September 28, 2016 to the Investment Advisory Agreement dated January 1, 2002 (the “Agreement”) by and between MFS Series Trust X (the “Trust”) on behalf the MFS Emerging Markets Equity Fund, the MFS International Growth Fund, and the MFS International Value Fund (each, a “Fund”), each a series of the Trust, and Massachusetts Financial Services Company, a Delaware corporation (the “Adviser”).

WITNESSETH

WHEREAS, the Trust on behalf of each Fund has entered into the Agreement with the Adviser; and

WHEREAS, the Trust and the Adviser have agreed to amend the Agreement as provided below;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

Article 3.  Compensation of the Adviser:  The reference to each Fund in Appendix B of the Agreement is deleted and replaced in its entirety as follows:

MFS Emerging Markets Equity Fund	1.05% of the Fund’s average daily net assets annually up to $500 million;

0.95% of the Fund’s average daily net assets annually in excess of $500 million and up to $1 billion;

0.90% of the Fund’s average daily net assets annually in excess of $1 billion and up to $4 billion; and

0.85% of the Fund’s average daily net assets annually in excess of $4 billion.

MFS International Growth Fund	0.90% of the Fund’s average daily net assets annually up to $1 billion;

0.80% of the Fund’s average daily net assets annually in excess of $1 billion and up to $2 billion;

0.70% of the Fund’s average daily net assets annually in excess of $2 billion and up to $5 billion; and

0.65% of the Fund’s average daily net assets annually in excess of $5 billion.

MFS International Value Fund	0.90% of the Fund’s average daily net assets annually up to $1 billion;

0.80% of the Fund’s average daily net assets annually in excess of $1 billion and up to $2 billion;

0.70% of the Fund’s average daily net assets annually in excess of $2 billion and up to $10 billion;

0.65% of the Fund’s average daily net assets annually in excess of $10 billion and up to $15 billion;

0.55% of the Fund’s average daily net assets annually in excess of $15 billion and up to $20 billion;

0.50% of the Fund’s average daily net assets annually in excess of $20 billion and up to $25 billion;

0.45% of the Fund’s average daily net assets annually in excess of $25 billion and up to $30 billion; and

0.43% of the Fund’s average daily net assets annually in excess of $30 billion.

Miscellaneous:  Except as set forth in this Amendment, the Agreement shall remain in full force and effect, without amendment or modification.

Limitation of Liability of the Trustees and Shareholders:  A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts.  The parties hereto acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder.  If this instrument is executed by the Trust on behalf of one or more series of the Trust, the parties hereto acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument.  If the Trust has executed this instrument on behalf of more than one series of the Trust, the parties hereto also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties hereto agree not to proceed against any series for the obligations of another series.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed and delivered in the names and on their behalf by the undersigned, therewith duly authorized, all as of the day and year first above written.

MFS SERIES TRUST X, on behalf of each of MFS Emerging Markets Equity Fund, MFS International Growth Fund, and MFS International Value Fund

By:	KRISTIN V. COLLINS
Kristin V. Collins
Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	ROBERT J. MANNING
Robert J. Manning
Co-Chief Executive Officer